EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Toys “R” Us – Delaware, Inc. Announces Completion of its Previously Announced Tender Offer and Related Consent Solicitation for the Outstanding 8-3/4% Debentures due September 1, 2021.

WAYNE, N.J., December 1, 2006—Toys “R” Us – Delaware, Inc. (“Toys Delaware”), a subsidiary of Toys “R” Us, Inc., announced today that its previously announced cash tender offer for the outstanding $200,000,000 principal amount of 8-3/4% Debentures due September 1, 2021 of Toys “R” Us, Inc. and Toys Delaware (CUSIP No. 892335AC4) (the “Debentures”) expired yesterday, November 30, 2006, at 11:59 p.m., New York City time. Toys Delaware received tenders from the holders of $178,327,000 (or approximately 89.2%) of the outstanding Debentures. In conjunction with the tender offer, Toys Delaware received the consents from holders of a majority in outstanding principal amount of the Debentures to effect certain amendments to the indenture governing the Debentures, which amendments have now become operative.

Banc of America Securities LLC was the exclusive dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Questions regarding the tender offer or consent solicitation may be directed to Banc of America Securities LLC, High Yield Special Products, at 888-292-0070 (U.S. toll free) or 704-388-9217 (banks or brokers).

Toys “R” Us, Inc. is the world’s leading specialty toy retailer. Currently it sells merchandise through more than 1,400 stores, including 587 stores in the U.S. and 658 international toy stores, including licensed and franchise stores as well as through its Internet site at www.toysrus.com. Babies “R” Us is the largest baby product specialty store chain in the world and a leader in the juvenile industry, and sells merchandise through 245 stores in the U.S. as well as on the Internet at www.babiesrus.com.